Exhibit 99.1

FOR IMMEDIATE RELEASE

RVL Pharmaceuticals plc Reports Third Quarter 2022 Financial Results; Provides Commercial Update

-- Third quarter 2022 UPNEEQ® net product sales of $10.0 million; 19% above second quarter 2022; 355% above third quarter 2021 --

-- Approximately 3,500 cumulative unique medical aesthetics practices placed orders for UPNEEQ through the end of the third quarter 2022, a 59% increase from the end of the second quarter 2022 --

-- Anticipates fourth quarter 2022 UPNEEQ net product sales to grow approximately 20% - 40% over the third quarter 2022, representing sales of approximately $12 - $14 million –

-- Plans to launch new eCommerce platform in first quarter 2023 --

BRIDGEWATER, N.J., November 10, 2022 – RVL Pharmaceuticals plc (Nasdaq: RVLP) (“RVL” or the “Company”), a specialty pharmaceutical company, today announced financial results and business highlights for the three months ended September 30, 2022.

“UPNEEQ continues to gain traction within the eyecare and medical aesthetics markets, as demonstrated by the 19% sequential-quarter increase in net product sales in the third quarter. We continued to execute our multi-channel marketing plan and expanded our reach during the quarter, with approximately 3,500 cumulative unique medical aesthetics practices having placed orders for UPNEEQ and nearly 1,000 practices having placed re-orders as of quarter end,” stated Brian Markison.

“As the first and only FDA-approved ophthalmic solution for blepharoptosis, or droopy eyelids, UPNEEQ is being embraced by providers and patients, alike. It is gratifying to see the creation – and development – of this new category, and we look forward to capturing the full value of what we believe is a significant opportunity.

“UPNEEQ is the centerpiece of our strategy to be a leading player in ocular aesthetic medicine,” concluded Markison.

Third Quarter 2022 Financial Highlights

•	UPNEEQ net product sales of $10.0 million, up $7.8 million year-over-year, or 355%, and up $1.6 million, or 19%, from the second quarter of 2022.

o	Approximately 17,000 cumulative unique pharmacy-paid prescribers at quarter end, an increase of 13% compared to the end of the second quarter of 2022.
o	At quarter end, the Company’s optometry and ophthalmology customer base accounted for 68% and 32%, respectively, of its total unique eyecare prescriber base.
o	Approximately 3,500 cumulative unique medical aesthetics practices had placed orders for UPNEEQ at quarter end, an increase of 59% from the end of the second quarter of 2022.

•	Loss from continuing operations of $(14.4) million, compared to a loss of $(26.3) million in the prior year period. Adjusted EBITDA[1] loss of $(10.9) million, compared to a loss of $(20.3) million in the prior year period.

•	On August 8, 2022, the Company raised an aggregate of $43.9 million, comprised of $23.9 million in aggregate gross proceeds from the private placement of ordinary shares and $20.0 million from the concurrent issuance of second tranche senior secured notes.

•	At September 30, 2022, cash and cash equivalents were $59.8 million and debt and financing obligations had an aggregate principal amount of $75.0 million.

Third Quarter 2022 Financial Results

Total revenues and net product sales, relating entirely to net product sales of UPNEEQ, increased by $7.8 million to $10.0 million in the three months ended September 30, 2022, as compared to $2.2 million in the three months ended September 30, 2021, primarily due to a year-over-year increase in sales volume reflecting expanded commercialization into eyecare markets and, since February 2022, the medical aesthetics market.

Total cost of goods sold increased $1.4 million in the three months ended September 30, 2022 to $2.5 million, as compared to $1.1 million in the three months ended September 30, 2021. The year-over-year increase in cost of goods sold was primarily driven by an increase of $0.9 million in higher product costs for UPNEEQ due to higher sales volume and by an increase of $0.5 million in royalties and contingent milestone payments due under an intellectual property license agreement, each attributable to sales of UPNEEQ.

Gross profit percentage increased to 75% in the three months ended September 30, 2022, as compared to 48% in the 2021 period, largely due to increased sales volume reflecting expanded commercialization of UPNEEQ.

Selling, general and administrative expenses decreased $4.4 million in the three months ended September 30, 2022 to $20.4 million, as compared to $24.8 million in the three months ended September 30, 2021. The year-over-year decrease in selling, general and administrative expenses was primarily driven by (i) a decrease of $2.6 million in share based compensation expense reflecting an acceleration of vesting of certain equity awards triggered by the divestiture of a legacy business unique to the prior year quarter, (ii) a decrease of $2.7 million in legal and other professional fees, and (iii) a decrease of $0.5 million in marketing expenses for UPNEEQ, partially offset by (i) an increase of $0.4 million in net compensation and training costs primarily relating to our expanded salesforce and (ii) an increase of $0.9 million in transactional fees particular to the 2022 period.

1 Adjusted EBITDA is a non-GAAP financial measurement, see “Presentation of Non-GAAP Financial Measures.”

Research and development expenses decreased by $0.4 million in the three months ended September 30, 2022 to $1.0 million, as compared to $1.4 million in the three months ended September 30, 2021. The year-over-year decrease in R&D expenses primarily reflects a decrease of $0.2 million in share-based compensation expense.

Total other non-operating activities contributed $(0.5) million of net loss in the 2022 period, largely reflecting $1.1 million of amortization expense from a financial commitment asset, partially offset by $0.4 million of net gains from the change in fair value of the Company’s debt and warrant liability. Total other non-operating activities in the 2021 period contributed a $(0.9) million loss, consisting primarily of interest expense and amortization of debt discount.

Liquidity

At September 30, 2022, the Company had cash and cash equivalents of $59.8 million and debt and financing obligations with aggregate principal amounts of $75.0 million, that are reflected on its balance sheet at fair value of $55.9 million.

On August 8, 2022, the Company closed a private placement of 15,451,612 ordinary shares of the Company for $23.9 million in aggregate gross proceeds. Concurrently, the Company closed on the issuance of second tranche notes in an aggregate principal amount equal to $20.0 million following an amendment of its Note Purchase Agreement with funds managed by Athyrium Capital Management (“Athyrium”). Under the amendment, among other things, an affiliate of Athyrium also agreed to make available up to $25.0 million in cash from the issuance of third tranche notes through April 2023, subject to a minimum revenue target.

Fourth Quarter 2022 UPNEEQ Net Sales Guidance

The Company reaffirms its guidance targeting net sales of UPNEEQ for the fourth quarter of 2022 of between $12 million and $14 million, representing sequential growth of approximately 20% to 40% compared to the third quarter of 2022.

Presentation of Non-GAAP Financial Measures

In addition to our results determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”) throughout this press release, we also present Adjusted EBITDA, which is a non-GAAP financial measurement. Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization (or “EBITDA”) adjusted for (i) non-operating income or expense and (ii) the impact of certain non-cash, non-recurring or other items that are included in loss from continuing operations and EBITDA that we do not consider indicative of our ongoing operating performance. In particular, our measurement of Adjusted EBITDA excludes the following from EBITDA: licensing-related revenues, net of transaction costs, divestiture-related contingent milestone payments, net of fees, changes in the fair value of our debt and interest expense and warrants recognized through earnings, gains or losses on the sale of product rights, impairments of intangible assets, asset disposal charges, debt financing costs, share-based compensation expense, severance expenses, foreign currency translation, legal settlements and expenses and other expenses.

We use Adjusted EBITDA for business planning purposes, in assessing our performance and in measuring our performance relative to that of our competitors. We also believe that Adjusted EBITDA provides investors with useful information to understand our operating results and analyze financial and business trends on a period-to-period basis. Adjusted EBITDA has important limitations as an analytical tool, however, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Adjusted EBITDA is not intended to replace, and should not be considered superior to, the presentation of our financial results in accordance with GAAP. Our definition of Adjusted EBITDA may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures. Adjusted EBITDA is reconciled from income or loss from continuing operations, the most comparable GAAP financial measure, in the attached table “RVL Pharmaceuticals plc - GAAP to Non-GAAP Reconciliations” at the end of this press release.

Forward Looking Statements

This press release includes statements that express the Company’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” The Company’s actual results may vary significantly from the results anticipated in these forward-looking statements, which can generally be identified by the use of forward-looking terminology, including the terms “believes,” “expects,” “may,” “will,” “should,” “seeks,” “projects,” “approximately,” “intends,” “plans,” “targets,” “estimates” or “anticipates,” or, in each case, their negatives or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They include statements regarding the Company’s intentions, beliefs or current expectations concerning, among other things, its results of operations, financial condition, liquidity, prospects, financial guidance, growth plan, strategies, trends and other events, particularly relating to sales of UPNEEQ, FDA and other regulatory applications, approvals and actions, our plans to launch a new eCommerce platform, the continuation of historical trends, our ability to manage costs and service our debt and the sufficiency of our cash balances and cash generated from operating and financing activities for future liquidity and capital resource needs. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We may not achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place significant reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Important factors that could cause actual results and events to differ materially from those indicated in the forward-looking statements include the following: UPNEEQ’s ability to reach market acceptance by clinicians and patients; our ability to successfully commercialize UPNEEQ; our customers’ willingness to pay the price we charge for UPNEEQ; the results of our marketing and sales expenditures; our dependence on third-party suppliers and distributors for UPNEEQ; UPNEEQ’s ability to produce its intended effects; failures of or delays in clinical trials or other delays in obtaining regulatory approval or commencing product sales for new products; the impact of legal proceedings; and other risks and uncertainties more fully described in the “Risk Factors” section of our Annual Report on Form 10-K filed on March 30, 2022, our Quarterly Report on Form 10-Q filed on November 10, 2022, and other filings that the Company makes with the Securities and Exchange Commission. These forward-looking statements speak only as of the time of this release and we do not undertake to publicly update or revise them, whether as a result of new information, future events or otherwise, except as required by law.

Conference Call

As previously announced, RVL management will host its third quarter 2022 financial results conference call as follows:

Date:	Thursday, November 10, 2022
Time:	4:30 p.m. ET
Toll Free (U.S.)	800-267-6316
International	203-518-9856

Webcast (live and replay):	ir.rvlpharma.com under the “Investors & News” section

A replay of the conference call will be available for two weeks after the call's completion by dialing 888-269-5294 (U.S.) or 402-220-7321 (International) and entering conference call ID RVLQ322. The webcast will be archived at the aforementioned URL.

IMPORTANT SAFETY INFORMATION

INDICATION

UPNEEQ® (oxymetazoline hydrochloride ophthalmic solution), 0.1% is indicated for the treatment of acquired blepharoptosis in adults.

WARNINGS AND PRECAUTIONS

•	Ptosis may be associated with neurologic or orbital diseases such as stroke and/or cerebral aneurysm, Horner syndrome, myasthenia gravis, external ophthalmoplegia, orbital infection and orbital masses. Consideration should be given to these conditions in the presence of ptosis with decreased levator muscle function and/or other neurologic signs.

•	Alpha-adrenergic agonists as a class may impact blood pressure. Advise UPNEEQ patients with cardiovascular disease, orthostatic hypotension, and/or uncontrolled hypertension or hypotension to seek medical care if their condition worsens.

•	Use UPNEEQ with caution in patients with cerebral or coronary insufficiency or Sjögren’s syndrome. Advise patients to seek medical care if signs and symptoms of potentiation of vascular insufficiency develop.

•	UPNEEQ may increase the risk of angle closure glaucoma in patients with untreated narrow-angle glaucoma. Advise patients to seek immediate medical care if signs and symptoms of acute narrow-angle glaucoma develop.

•	Patients should not touch the tip of the single patient-use container to their eye or to any surface, in order to avoid eye injury or contamination of the solution.

ADVERSE REACTIONS

Adverse reactions that occurred in 1-5% of subjects treated with UPNEEQ were punctate keratitis, conjunctival hyperemia, dry eye, blurred vision, instillation site pain, eye irritation and headache.

DRUG INTERACTIONS

•	Alpha-adrenergic agonists, as a class, may impact blood pressure. Caution in using drugs such as betablockers, anti-hypertensives, and/or cardiac glycosides is advised. Caution should also be exercised in patients receiving alpha adrenergic receptor antagonists such as in the treatment of cardiovascular disease, or benign prostatic hypertrophy.

•	Caution is advised in patients taking monoamine oxidase inhibitors which can affect the metabolism and uptake of circulating amines.

About RVL Pharmaceuticals plc

RVL Pharmaceuticals plc is a specialty pharmaceutical company focused on the commercialization of UPNEEQ® (oxymetazoline hydrochloride ophthalmic solution), 0.1%, for the treatment of acquired blepharoptosis, or low-lying eyelid, in adults. UPNEEQ is the first non-surgical treatment option approved by the FDA for acquired blepharoptosis.

Investor and Media Relations for RVL Pharmaceuticals plc

Lisa M. Wilson

In-Site Communications, Inc.

T: 212-452-2793

E: lwilson@insitecony.com

-Financial Tables Follow-

RVL Pharmaceuticals plc

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$59,752	$40,444
Accounts receivable and other receivables	3,280	2,133
Inventories, net	621	838
Prepaid expenses and other current assets	7,261	12,901
Financial commitment asset	—	3,063
Total current assets	70,914	59,379
Property, plant and equipment, net	676	866
Operating lease assets	708	1,368
Indefinite-lived intangible assets	27,210	27,210
Goodwill	55,847	55,847
Total assets	$155,355	$144,670

Liabilities and Shareholders' Equity
Current liabilities:
Trade accounts payable	$7,003	$3,777
Accrued liabilities	13,949	13,077
Current portion of debt	—	2,409
Current portion of obligations under finance leases	10	5
Current portion of lease liability	510	839
Income taxes payable - current portion	12	1
Total current liabilities	21,484	20,108
Long-term debt (measured at fair value and representing $75,000 and $55,000 of aggregate unpaid principal at September 30, 2022 and December 31, 2021, respectively)	55,900	43,800
Warrant liability	8,926	3,220
Long-term portion of obligation under finance leases	20	—
Long-term portion of lease liability	220	592
Income taxes payable-long term portion	70	66
Deferred taxes	189	151
Total liabilities	86,809	67,937
Commitments and contingencies
Shareholders' equity:
Ordinary shares	992	833
Additional paid in capital	618,457	591,730
Accumulated deficit	(550,903)	(517,530)
Accumulated other comprehensive income	—	1,700
Total shareholders' equity	68,546	76,733
Total liabilities and shareholders' equity	$155,355	$144,670

RVL Pharmaceuticals plc

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net product sales	$10,022	$2,196	$24,414	$4,451
Royalty revenue	—	—	—	190
Licensing revenue	—	—	15,500	10,000
Total revenues	10,022	2,196	39,914	14,641
Cost of goods sold	2,525	1,147	6,896	2,535
Gross profit	7,497	1,049	33,018	12,106
Selling, general and administrative expenses	20,375	24,841	64,378	63,769
Research and development expenses	1,044	1,376	3,082	5,789
Impairment of intangible assets	—	—	—	7,880
Total operating expenses	21,419	26,217	67,460	77,438
Operating loss before gain on sales of product rights, net	(13,922)	(25,168)	(34,442)	(65,332)
Gain on sales of product rights, net	—	—	—	5,636
Operating loss	(13,922)	(25,168)	(34,442)	(59,696)
Interest expense and amortization of debt discount	1,132	735	3,095	1,750
Change in fair value of debt and interest expense	(5,061)	—	(4,757)	—
Change in fair value of warrants	4,653	—	5,706	—
Other non-operating (income) expense, net	(263)	120	(5,378)	1,312
Total other non-operating expense (income)	461	855	(1,334)	3,062
Loss before income taxes	(14,383)	(26,023)	(33,108)	(62,758)
Income tax expense, continuing operations	63	324	265	415
Loss from continuing operations	(14,446)	(26,347)	(33,373)	(63,173)
Gain on sales of discontinued operations	—	4,373	—	4,373
Income from discontinued operations before income taxes	—	3,983	—	14,219
Income tax (benefit) expense, discontinued operations	—	(132)	—	617
Income from discontinued operations, net of tax	—	8,488	—	17,975
Net loss	$(14,446)	$(17,859)	$(33,373)	$(45,198)
Change in fair value of debt due to change in credit risk, net of tax	—	—	(1,700)	—
Comprehensive loss	$(14,446)	$(17,859)	$(35,073)	$(45,198)
(Loss) earnings per ordinary share:
Basic and diluted, continuing operations	$(0.16)	$(0.42)	$(0.39)	$(1.01)
Basic and diluted, discontinued operations	$-	$0.13	$-	$0.29
Basic and diluted	$(0.16)	$(0.28)	$(0.39)	$(0.72)
Weighted average ordinary shares outstanding:
Basic and diluted	92,756,483	62,945,898	86,643,040	62,798,123

RVL Pharmaceuticals plc

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	Nine Months Ended September 30,
	2022	2021
Cash Flows from Operating Activities:
Net loss from continuing operations	$(33,373)	$(63,173)
Net income from discontinued operations	—	17,975
Net loss	(33,373)	(45,198)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	275	8,068
Share compensation	3,176	6,592
Change in fair value of debt	(9,600)	—
Change in fair value of warrants	5,706	—
Impairment of intangible assets	—	7,880
Deferred income tax expense (benefit)	38	(180)
(Gain) loss on sale of fixed and leased assets	(350)	1,229
Gain on sales of product rights, net	—	(5,636)
Gain on sales of discontinued operations	—	(4,373)
Amortization of deferred financing and loan origination fees	3,063	746
Write off of deferred financing and loan origination fees	—	1,387
Financing fees recognized in earnings associated with debt	914	—
Change in operating assets and liabilities:
Accounts receivable and other receivables	(1,147)	4,643
Inventories, net	217	2,256
Prepaid expenses and other current and non-current assets	5,640	(3,919)
Trade accounts payable	3,226	515
Accrued and other current liabilities	838	(4,347)
Net cash used in operating activities	(21,377)	(30,337)
Cash Flows from Investing Activities:
Proceeds from product rights disposal	—	7,300
Proceeds from discontinued operations	—	110,845
Proceeds from sale of fixed and leased assets	350	40
Purchase of property, plant and equipment	(52)	(1,657)
Net cash provided by investing activities	298	116,528
Cash Flows from Financing Activities:
Payments on finance lease obligations	(6)	(35)
Payments on insurance financing loan	(2,409)	—
Payments for taxes related to net share settlement of share-based awards	(134)	(767)
Proceeds from public offering, net of issuance costs	—	36
Proceeds from issuance of debt, net of issuance costs	19,090	—
Proceeds from issuance of ordinary shares, net of issuance costs	23,655	—
Proceeds from issuance of ordinary shares under ESPP	191	234
Debt repayments	—	(191,360)
Net cash provided by (used in) financing activities	40,387	(191,892)
Net change in cash and cash equivalents	19,308	(105,701)
Cash and cash equivalents, beginning of period	40,444	114,053
Cash and cash equivalents, end of period	$59,752	$8,352

RVL Pharmaceuticals plc

GAAP to Non-GAAP Reconciliations

Adjusted EBITDA (Unaudited)

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Loss from continuing operations	$(14,446)	$(26,347)	$(33,373)	$(63,173)
Interest expense and amortization of debt discount	1,132	735	3,095	1,750
Income tax expense	63	324	265	415
Depreciation and amortization expense	95	154	275	1,485

EBITDA	(13,156)	(25,134)	(29,738)	(59,523)

Licensing-related revenues, net of transaction costs(1)	—	—	(15,000)	—
Divestiture-related contingent milestone payments, net of fees(2)	—	—	(4,850)	—
Change in fair value of debt and interest expense(3)	(5,061)	—	(4,757)	—
Change in fair value of warrants(3)	4,653	—	5,706	—
Gain on sales of product rights(4)	—	—	—	(5,636)
Impairment of intangible assets(5)	—	—	—	7,880
Asset disposal charge(6)	—	—	—	1,245
Debt financing costs(7)	914	—	914	—
Share-based compensation expense	758	3,755	3,176	5,961
Severance expense	971	769	2,830	4,656
Foreign currency translation	6	(28)	68	(819)
Legal settlements and expenses	—	221	—	612
Other	1	94	86	114
Adjusted EBITDA	$(10,914)	$(20,323)	$(41,565)	$(45,510)

(1) - Includes $15,500 in licensing revenue recognized in connection with an amendment of our License Agreement with Santen, effective March 31, 2022, net of a $500 transaction fee expense classified in selling, general and administrative expenses.

(2) - Includes $5,000 in contingent gains related to milestone payments earned subsequent to the sale of our legacy business to Alora Pharmaceuticals, net of $150 in consent fees classified in selling, general and administrative expenses. The fees were incurred with our lendor upon the issuance of waivers of mandatory repayments of debt.

(3) - Our senior secured notes issued under our Note Purchase Agreement, a material component of long-term debt, and our warrant liabilities, a material component of total liabilities have each been measured and carried at fair value since their issuance in October 2021. Changes in the fair value of debt and warrants that are accounted for at fair value, inclusive of related accrued interest expense in respect of debt, are presented as periodic gains or losses in our consolidated statements of operations and comprehensive loss.

(4) - Relates to our sale of global rights to Osmolex ER to Adamas Pharmaceuticals, Inc., which closed in January 2021 and resulted in our recognition of a gain of $5,636.

(5) - Relates to impairment charges recognized upon delays in anticipated commercialization of arbaclofen extended release tablets.

(6) - Relates to restructuring charges associated with a curtailment of Argentinian operations, specifically asset disposal costs related to leasehold improvements at our former Buenos Aires location.

(7) - Relates to debt issuance costs associated with an amendment of our note purchase agreement in August 2022, with such expense being recorded within selling, general and administrative expenses.